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                                                                    Exhibit 10.1

                           EXCLUSIVE LICENSE AGREEMENT

This Agreement is made by and among Regent Court Technologys (hereinafter "RCT") and Star Scientific, Inc. (hereinafter "SSI"). RCT and SSI individually and collectively are hereinafter referred to as "Party" or "Parties," as the case may be.

1. CONSIDERATION AND EFFECTIVE DATE

      1.1 The effective date of this Agreement (the "Agreement") shall be as of March 16, 2001.

      1.2 WHEREAS Regent Court Techno1ogies ("RCT"), a general partnership of which Jonnie R. Williams ("Williams"), of Manakin-Sabot, Virginia, and Francis O'Donnell, Jr., M.D. ("O'Donnell"), of Chesterfield, Missouri, are partners, Williams, individually, O'Donnell individually, and Star Tobacco & Pharmaceuticals, Inc., a Virginia corporation ("STPI") entered into a Licensing Agreement on January 5, 1998 for certain intellectual properly rights, including without limitation Patent Rights under United States and foreign patent applications relating to methods to cure tobacco so as to substantially prevent the formation of tobacco-specific nitrosamines in cured tobacco, and products containing such specially-cured tobacco, which license agreement was amended on August 3, 1998 (hereinafter "the Basic License Agreement");

      1.3 WHEREAS as of March 16, 2001 STPI assigned all of its rights and obligations under the Basic License Agreement to SSI and SSI assumed all such rights and obligations; and

      1.4 WHEREAS RCT and SSI wish to terminate the Basic License Agreement and supersede with this Agreement;

            NOW, THEREFORE, the Parties enter into this License Agreement in consideration of the mutual covenants and terms expressed herein.

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2. PARTIES AND EFFECT

      2.1 Regent Court Technologies ("RCT") is a general partnership having a place of business at 709 The Hamptons Lane, Chesterfield, Missouri 63017.

      2.2 Star Scientific, Inc. ("SSI") is a Delaware corporation having its principal place of business at 801 Liberty Way, Chester, Virginia 23836-2704.

      2.3 The Basic License Agreement is hereby terminated.

3. DEFINITIONS

      3.1 "Patent Rights," as used in this Agreement, shall mean (i) all claims of patent applications and issued patents which are now owned by RCT in the United States and in foreign countries, or to which RCT has rights, and which read on Low TSNA Tobacco or which read on the Know-How; (ii) all claims of such patent applications and issued patents which may hereafter be filed or issued, or of which RCT or Williams or O'Donnell may hereafter become owner, or to which any of them may hereafter acquire rights during the term of this Agreement, and which read on or relate to Low TSNA Tobacco or which read on or relate to the Know-How; (iii) any inventions, conceived or reduced to practice before the date of this Agreement or during the term of this Agreement, and thereafter made the subject of a patent application, relating to the production, treatment or curing of tobacco, or a method of manufacturing a product containing tobacco, or of extracting one or more substances from tobacco for the purpose of incorporating such substance or substances in a product or products, and which RCT, Williams or O'Donnell may hereafter own or acquire rights to. "Patent Rights" shall include, without limitation, U.S. Patents 5,803,081, 5,845,647, 6,135,121, 6,202,649, and any and all divisions, continuations, continuations-in-part, and reissues thereof.

      3.2 "Know-How," as used in this Agreement shall mean all information, including without limitation trade secrets, whether or not patentable, relating to, used in, or useful in connection with, Low TSNA Tobacco, or any methods or devices which are claimed to result in

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and be useful in connection with tobacco or any product containing tobacco that is less toxic and potentially less harmful to humans, or for which therapeutic claims are made, whether any such information is now in the possession of RCT, Williams or O'Donnell, or developed or acquired by any of them during the term of this Agreement.

      3.3 "Low TSNA Tobacco" shall mean tobacco in which the formation of one or more tobacco-specific nitrosamines has been substantially prevented during the tobacco curing process. "Low TSNA Tobacco" shall also refer to any process or device used to product Low TSNA Tobacco.

      3.4 "Product" shall mean any article, composition, apparatus, substance, chemical, material, method or services which is made, used, distributed or sold which: (i) is covered in whole or in part by one or more pending or unexpired claims contained in any patent included in the Patent Rights; (ii) is pictured using a method or process which is covered in whole or in part by one or more pending or unexpired claims contained in any patent included in the Patent Rights and/or which utilizes any of the Know-How; or (iii) the use of which is covered in whole or in part by one or more pending or unexpired claims contained in any patent included in the Patent Rights. For purpose of this definition, a Product is covered by a pending or unexpired claim of a patent if in the course of manufacture, use, distribution or sale, it would, in the absence of this Agreement, infringe one or more claims of a patent which has not been held invalid by a court from which no appeal can be taken.

      3.5 "License," shall mean the license granted in Section 4 hereof.

      3.6 "FDA" shall mean the United States Food and Drug Administration.

      3.7 "Licensor Affiliate" shall mean any entity controlled by Williams and/or O'Donnell.

      3.8 "Royalties" shall mean the royalties payable by SSI to RCT as set forth in Section 5.1 of this Agreement.

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      3.9 "Affiliated Sublicensee" shall mean an entity which SSI owns or controls or which owns or controls SSI or which is under the common ownership or control of another Affiliated Sublicensee.

      3.10 "Royalty Income" shall mean all royalties, license fees and other revenue howsoever characterized earned by SSI and any Affiliate Sublicensee from any third party other than SSI and any Affiliated Sublicensee by reason of or pursuant to a sublicense, or rights in the nature of a sublicense, granted under the License or otherwise.

      3.11 "Net Sales Price" shall mean the gross sales price of a Product, less any rebates actually paid, discounts and allowances actually taken, and returns to the extent credit is given or paid. There shall be no deduction from Net Sales Price of any federal excise or sales taxes payable on account of the sale of Products or otherwise, including without limitation tobacco product excise taxes.

4. GRANT OF LICENSE

      4.1 Subject to the terms and conditions of this Agreement, RCT hereby grants and agrees to grant to SSI an exclusive and irrevocable license, with the right to grant sublicenses as provided in this Agreement, under the Patent Rights and under the Know-How, to make, have made, use, sell or otherwise dispose of, or deal in, any Product anywhere in the world.

5. ROYALTIES

      5.1 In consideration of the grant of License hereunder, SSI agrees to pay to RCT (a) a royalty of two percent (2%) on the Net Sales Price on the sale of Products, less any Deductions, by SSI and any Affiliated Sublicensee, and (b) a royalty of six percent (6%) on the Royalty Income, less any Deductions earned by SSI and any Affiliated Sublicensee. As used herein, "Deductions" shall refer to all expenses accruable under generally accepted accounting practices for (i) the cost of applying for, obtaining, maintaining, enforcing and defending any Patents

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Rights, (ii) research and development costs related to any Product or any potential Product, or any improvement thereto, or any technology which would be encompassed within the definition of Patent Rights or Know-How. Only those Deductions accruable from and after January 1, 1998, shall be deducted from the Net Sales Price in order to determine the amount of Royalties earned for that period.

      5.2 All Royalties shall be paid by SSI to RCT on a quarterly basis within thirty (30) days after the end of each calendar quarter in which such Royalties are accrued. Each such payment shall be accompanied by an accounting statement, which shall include:

      (i) the quantity and classification (e.g., tobacco, cigarettes, snuff, chewing tobacco, or cigars) of Products sold;

      (ii) the aggregate Net Sales Price of each classification of Products sold and the aggregate Net Sales Price of all Products sold;

      (iii) the amount of Royalty Income earned, broken down by identity of sublicensee and a description of the transaction by which the Royalty Income has been earned, including, if applicable, a copy of any royalty report or similar report received by SSI or any Affiliated Sublicensee;

      (iv) the amount and classification (i.e., whether patent-related expense or research and development expense) of Deductions, and the aggregate amount of all Deductions; and

      (v) the total of all Royalties payable to RCT.

      5.3 SSI and all Affiliated Sublicensees shall keep proper books of account showing sales of Products. RCT's designated auditing firm shall have access to the books and records of SSI and all Affiliated Sublicensee at all reasonable times to independently determine the amount of Royalties payable hereunder, but for no other purpose. Under no circumstances shall RCT require such an examination more often than once a calendar year. All information obtained by RCT and its auditing firm shall be kept strictly confidential by RCT and its auditing firm.

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6. RETENTION OF RIGHTS

      6.1 Notwithstanding the exclusive license granted in Section 4, RCT will have the absolute, nontransferable right to use the technology covered by the Patent Rights and Know-How and all improvements thereof, for conducting research.

7. PATENT PROSECUTION

      7.1 SSI shall diligently prosecute at SSI's discretion and at SSI's expense all United States patent applications, and foreign patent applications in such foreign jurisdictions as SSI chooses, included within the Patent Rights, and shall otherwise at its discretion take such action as shall perfect or effect its title to the Patent Rights. SSI shall provide RCT with copies of all U.S. and foreign patent applications included in Patent Rights, and, generally, shall provide to RCT such other information regarding the Patent Rights as RCT may request from time to time. All patent prosecution information supplied by SSI to RCT hereunder shall be subject to the confidentiality provisions of this Agreement.

      7.2 The Parties understand that International Application No. PCT/US99/20909 has been assigned by Williams to SSI. SSI shall have the right to file for and obtain patents based on said International Application No. PCT/US99/20209 in the name of Star Scientific, Inc. in such foreign jurisdictions as SSI chooses. In consideration of the assignment, SSI shall pay a royalty to RCT for foreign patents based on International Application No. PCT/US99/20209 in the same manner as provided for in Section 5.

8. PATENT INFRINGEMENT

      8.1 SSI shall promptly notify RCT of all claims, allegations and notifications of infringement of third party patents. Except for the placing in escrow of a portion of royalties as

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referred to hereinafter, RCT shall have no obligation or liability in the event that legal action is brought against SSI for patent infringement. Such obligation and liability shall be borne by SSI. SSI may choose legal counsel and defend the patent infringement lawsuit. During such lawsuit, SSI may place all Royalties in an interest-bearing escrow account. The escrow account shall be established in a bank mutually acceptable to both parties under escrow instructions insulating the finds from claims of any creditor. Upon termination of the action, one-half (1/2) of any judgment amount, reasonable attorneys' fees and costs, may be paid from this escrow account. In addition, should the settlement of any such patent infringement lawsuit involve payment of royalties by SSI to a third party for the continued right to manufacture, use, and sell a Product, then funds in the escrow account and royalties payable to RCT may be applied against up to one-half (1/2) of such royalties to a third party. Any funds thereafter remaining in the escrow shall be paid to RCT. The above shall constitute RCT's sole liability and responsibility in the event of such action. During the patent infringement litigation each Party shall keep the other Party informed in writing of significant developments in the lawsuit.

      8.2 SSI shall promptly notify RCT of any potential infringement of any of the Patent Rights. In the event that a third party infringes on any of the Patent Rights, SSI shall have the right but not an obligation to bring legal action to enforce any such patent, including the right to bring suit in the name of Star Scientific, Inc. If SSI exercises such right, SSI shall select legal counsel and pay all legal fees and costs of prosecution of such action. In the event that SSI shall choose not to take such action, RCT shall have the right, at its option and at it own expense, to prosecute any action to enjoin such infringement or to prosecute any claim for damages. The party prosecuting any such action shall be entitled to retain any funds received as a result of settlement or judgment of such action. The Parties may also agree to jointly pursue infringers. After deduction and payment to the Parties of their respective costs and fees (including without limitation reasonable attorneys' fees) incurred in prosecuting any such actions, the net funds obtained as a result of settlement or of judgment of any such jointly prosecuted action shall be divided in the following manner: 25% of all net funds shall be divided equally by the Parties and 75% of all the net funds shall be divided between the Parties in the proportion to the amount of legal fees and costs incurred by the Parties in the prosecution of such actions. If funds are

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insufficient to pay all cost and fees then all of the funds shall be paid to the
Parties in said proportion.

      8.3 During any litigation described in Section 8, each Party shall keep the other Party timely informed of any significant development in the litigation and provide all reasonably requested technical assistance. During any such controversy, full royalty payment shall continue, except as otherwise provided herein.

9. SUBLICENSES

      9.1 SSI may sublicense any of the Patent Rights; provided that, with respect to any sublicense to an Affiliated Sublicensee, it shall be a condition precedent to any such sublicense that such Affiliated Sublicensee shall agree in writing to be jointly and severally obligated and liable to RCT for all of the obligations of SSI under this Agreement, and that no further right to sublicense may be granted to an Affiliated Sublicensee and further provided that all sublicensees shall agree to the terms of Section 10 hereof.

10. PATENT MARKING

      10.1 SSI, all Affiliated Sublicensees and any other sublicensee shall use reasonable efforts to place all appropriate patent and other intellectual property notices, markings and indicia on product and marketing literature for any Products as needed to protect the patent and other intellectual property rights of RCT and right for damage for infringement thereof.

11. TERMINATION

      11.1 SSI may terminate this Agreement at any time, for any reason, by providing RCT not less than thirty (30) days prior written notice thereof.

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      11.2 RCT may terminate his Agreement upon the occurrence of any of the following:

      (i) A default in the payment of Royalties when due and payable, or a failure to submit to RCT when due a true and complete accounting statement pursuant to Section 5.2 of this Agreement, which default or failure continues for a period of at least thirty (30) days after RCT has given to SSI written notice of such default or failure.

      (ii) A material breach of any other obligation of SSI under this Agreement, which breach shall not have cured within sixty days after RCT has given to SSI written notice of such breach, in which notice RCT shall have specified in reasonable detail the nature of such breach. For pursues of determining materiality, and provided the nature of the breach may be measured in monetary terms, a breach shall be deemed "material" if such breach results in a loss of Royalties exceeding $100,000.

12. REMEDIES

      12.1 SSI acknowledges and agrees that any violation of this Agreement by SSI would result in irreparable harm to RCT. Accordingly, SSI consents and agrees that, if SSI violates any of the provisions of this Agreement, RCT shall be entitled, in addition to other remedies available to it, to an injunction to be issued by any court of competent jurisdiction restraining SSI from committing or continuing any violation of this Agreement, without the need for posting any bond or any other undertaking.

13. NOTICES, REPORTS AND PAYMENTS

      13.1 Any notice, report or payment permitted or required under this Agreement shall be in writing, and shall be sent or delivered to the receiving party at the address set forth below or at such address as either Party may from time to time designate in writing.

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If RCT to: Regent Court Technologies            If SSI to: Star Scientific, Inc.
           c/o Francis E. O'Donnell, Jr., M.D.             7475 Wisconsin Avenue
           709 The Hamptons Lane                           Suite 850
           Chesterfield, MO 63017                          Bethesda, Maryland
                                                            20814
                                                           c/o Paul L. Perito,
                                                           Chairman, President
                                                           and Chief
                                                           Operating Officer

14. PARAGRAPH HEADINGS

      14.1 Paragraph headings are for the convenience of this Agreement only and shall not add to or detract from any of the terms or provisions.

15. SEVERABILITY

      15.1 If any provision of this Agreement is held invalid under any law applicable to the Parties, Affiliated Sublicensees and other sublicensees and/or assignees, that provision shall be considered severable and its invalidity shall not affect the remainder of this Agreement, which shall continue in full force and effect.

16. CONTROLLING LAW, JURISDICTION AND VENUE

      16.1 This Agreement shall be deemed to be executed and to be performed in the Commonwealth of Virginia, and shall be construed in accordance with the laws of the Commonwealth of Virginia as to all matters, including but not limited to matter of validity, constriction, effect and performance. In the event of any controversy, claim or dispute between the Parties hereto arising out of or relating to this Agreement, such controversy, claim or dispute may be tried exclusively in the courts of the Commonwealth of Virginia or in the United States Federal District Court located in, or closest to, Richmond, Virginia, as either party may elect.

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Each of the Parties hereby waives any defense of lack of in personam jurisdiction, improper venue and forum non conveniens, and agrees that service of process of such court may be made upon each of them by personal delivery or by mailing certified or registered mail, return receipt requested, to the other Party at the address provided for in Section 13 hereof. Both Parties hereby submit to the jurisdiction of the court so selected, to the exclusion of any other courts which may have had jurisdiction apart from this Section 16.

17. TERM OF THE AGREEMENT

      17.1 Except as otherwise terminated pursuant to the other provisions of this Agreement, this Agreement shall terminate upon expiration of the last to expire of the Patent Rights.

18. NEGATION OF WARRANTIES

      18.1 Nothing in this Agreement shall be construed as:

      (i.) a warranty or representation by RCT as to the validity or scope of any of the Patent Rights; or

      (ii.) a warranty or representation that any Products made, used, sold or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of patents of third parties; or

      (iii.) an obligation to bring or prosecute actions or suits against third parties for infringement; or

      (iv.) conferring the rights to use in advertising, publicity or otherwise any trademark, trade name, or names or any contraction, abbreviation, simulation or adoption thereof, of RCT; or

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      (v.) any obligation to furnish any know-how not provided.

      18.2 RCT MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, nor does RCT represent that the rights granted hereunder will result in Products that are commercially successful.

      18.3 SSI further agrees that it will not rely upon technical information provided by RCT in developing and manufacturing any Products hereunder, but will independently test, analyze and evaluate all Products prior to manufacture and distribution of such Products.

19. INDEMNTIIY

      19.1 SSI shall defend, indemnify and hold harmless RCT and its partners, employees, and agents and Williams and O'Donnell, and their respective successors, heirs and assigns (the "Indemnitees"), against all liabilities, demands, losses, costs, and expenses (including without limitation attorneys' fees) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including but not limited to, actions in the form of tort, warranty, or strict liability) for death, personal injury, illness, or property damage arising from SSI's use, sale, or other disposition of any Product, or exercise of any of rights under the License.

      19.2 SSI agrees, at its own expense, to provide attorneys reasonably acceptable to RCT to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of indemnity contained herein, whether or not such actions are rightfully brought.

      19.3 As a condition precedent to a grant of permission by RCT for SSI to sublicense any of the Patent Rights herein after the date of this Agreement, the prospective sublicensee shall agree to indemnify SSI and RCT to the same extent and degree as SSI has agreed to indemnify RCT herein.

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20. ATTORNEYS' FEES

      20.1 In any action on or concerning this Agreement, the prevailing Party shall be awarded its reasonable attorneys' fees, cost and necessary disbursements, to be paid by the non-prevailing Party.

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                REGENT COURT TECHNOLOGIES

                              By: /s/ Francis E. O'Donnell
                                 --------------------------------------
                                Francis E. O'Donnell, General Partner


                                STAR SCIENTIFIC, INC.

                              By: /s/ Paul L. Perito
                                 ---------------------------------------
                                Paul L. Perito, Chairman, President and
                                Chief Operating Officer





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